SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

SCHEDULE 13G

Under the Securities Exchange Act of 1934

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

(Amendment No. ______)*

Pampa Energía S.A.
(Name of Issuer)
Common Shares, Ps. 1.00 Par Value Per Share
(Title of Class of Securities)
Not Applicable
(CUSIP Number)
December 31, 2009
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out of a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No: N/A	13G
1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Pampa Holdings LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -
	6.	SHARED VOTING POWER 206,808,121
	7.	SOLE DISPOSITIVE POWER -
	8.	SHARED DISPOSITIVE POWER 206,808,121
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 206,808,121
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.6%
12.	TYPE OF REPORTING PERSON HC

CUSIP No: N/A	13G
1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Pampa F&F LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -
	6.	SHARED VOTING POWER 206,808,121
	7.	SOLE DISPOSITIVE POWER -
	8.	SHARED DISPOSITIVE POWER 206,808,121
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 206,808,121
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 13.6%
12.	TYPE OF REPORTING PERSON HC

CUSIP No: N/A	13G
1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Dolphin Fund Management S.A.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Uruguay
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -
	6.	SHARED VOTING POWER 222,935,479
	7.	SOLE DISPOSITIVE POWER -
	8.	SHARED DISPOSITIVE POWER 222,935,479
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 222,935,479
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.6%
12.	TYPE OF REPORTING PERSON HC

CUSIP No: N/A	13G
1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Consultores Fund Management Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -
	6.	SHARED VOTING POWER 222,935,479
	7.	SOLE DISPOSITIVE POWER -
	8.	SHARED DISPOSITIVE POWER 222,935,479
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 222,935,479
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.6%
12.	TYPE OF REPORTING PERSON HC

CUSIP No: N/A	13G
1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Dolphin Inversora S.A.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Argentina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER -
	6.	SHARED VOTING POWER 223,700,479
	7.	SOLE DISPOSITIVE POWER -
	8.	SHARED DISPOSITIVE POWER 223,700,479
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 223,700,479
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.7%
12.	TYPE OF REPORTING PERSON HC

CUSIP No: N/A	13G
1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Marcelo Mindlin
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Argentina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 31,092,166
	6.	SHARED VOTING POWER 260,648,465
	7.	SOLE DISPOSITIVE POWER 31,092,166
	8.	SHARED DISPOSITIVE POWER 260,648,465
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 260,648,465
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17.1%
12.	TYPE OF REPORTING PERSON IN

Item 1(a).	Name of Issuer:

    Pampa Energía S.A. (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Ortiz de Ocampo 3302
Building #4
C1425DSR
Buenos Aires
Argentina

Item 2(a).	Name of Person Filing:

See Item 1 of each of the attached cover pages.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Pampa Holdings LLC
Ortiz de Ocampo 3302 Modulo 4
Buenos Aires (1425)
Argentina

Pampa F&F LLC
Ortiz de Ocampo 3302 Modulo 4
Buenos Aires (1425)
Argentina

Dolphin Fund Management S.A.
Ortiz de Ocampo 3302 Modulo 4
Buenos Aires (1425)
Argentina

Consultores Fund Management Ltd.
Ortiz de Ocampo 3302 Modulo 4
Buenos Aires (1425)
Argentina

Dolphin Inversora S.A.
Ortiz de Ocampo 3302 Modulo 4
Buenos Aires (1425)
Argentina

Marcelo Mindlin
Ortiz de Ocampo 3302 Modulo 4
Buenos Aires (1425)
Argentina

Item 2(c).	Citizenship:

See Item 4 of each of the attached cover pages.

Item 2(d).	Title of Class of Securities:

Common Shares, Ps. 1.00 Par Value Per Share.

Item 2(e).	CUSIP Number:

Not Applicable.

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐ Broker or dealer registered under Section 15 of the Exchange Act;

(b)	☐ Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)	☐ Insurance company as defined in Section 3(a)(19) of the Exchange Act;

(d)	☐ Investment company registered under Section 8 of the Investment Company Act;

(e)	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  ☐

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

(a)	Amount beneficially owned: See Item 9 of each of the attached cover pages.

(b)	Percent of class: See Item 11 of each of the attached cover pages.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Item 5 of each of the attached cover pages.

(ii)	Shared power to vote or to direct the vote: See Item 6 of each of the attached cover pages.

(iii)	Sole power to dispose or to direct the disposition of: See Item 7 of each of the attached cover pages.

(iv)	Shared power to dispose or to direct the disposition of: See Item 8 of each of the attached cover pages.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 26, 2010

Pampa Holdings LLC

By: /s/ Marcelo Mindlin
Name: Marcelo Mindlin
Title: Director of the Managing Member

Pampa F&F LLC

By: /s/ Marcelo Mindlin
Name: Marcelo Mindlin
Title: Director of the Managing Member

Dolphin Fund Management S.A.

By: /s/ Marcelo Mindlin
Name: Marcelo Mindlin
Title: President

Consultores Fund Management Ltd.
By: /s/ Marcelo Mindlin
Name: Marcelo Mindlin
Title: President

Dolphin Inversora S.A.

By: /s/ Marcello Mindlin
Name: Marcelo Mindlin
Title: President

Marcelo Mindlin

By: /s/ Marcelo Mindlin

Exhibit Index

Exhibit 1
Agreement of Joint Filing as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, dated as of February 26, 2010, by and among Pampa Holdings LLC, Pampa F&F LLC, Dolphin Fund Management S.A., Consultores Fund Management Ltd., Dolphin Inversora S.A. and Marcelo Mindlin.